Company Contact:	Investor Relations Contact:
China Sky One Medical, Inc.	CCG Elite Investor Relations Inc.
Mr. Liao Xiaoqing, CFO	Mr. Crocker Coulson, President
Phone: 86-1591-067-2198	Phone: +1-646-213-1915 (New York)
Email:tdrhan@163.com	Email: crocker.coulson@ccgir.com
Website: www.ccgelite.com

FOR IMMEDIATE RELEASE
China Sky One Medical, Inc. Commences

Trading on the American Stock Exchange

HARBIN, China, May 28, 2008 -- China Sky One Medical, Inc. (AMEX: CSY) (“China Sky One Medical” or “the Company”), a manufacturer, marketer and distributor of pharmaceutical, medicinal and diagnostic products in China, today announced today that its common shares began trading on the American Stock Exchange (“AMEX”) under the symbol "CSY." Previously, the Company was quoted on the Over-the-Counter Bulletin Board under the symbol “CSKI.”

"We are pleased to be listed on AMEX," said Mr. Yanqin Liu, Chairman and Chief Executive Officer of China Sky One Medical. "AMEX provides a broader investor base, which will better reflect the Company’s true valuation. We look forward to continuing to deliver outstanding returns for our shareholders."

About China Sky One Medical, Inc.

China Sky One Medical, Inc., a Nevada corporation, is a holding company whose principal operations are through its subsidiaries, which are engaged in the manufacturing, marketing and distribution of pharmaceutical, medicinal and diagnostic kit products. Through its wholly-owned PRC based subsidiaries, Harbin Tian Di Ren Medical Science and Technology Company Harbin First Bio- Engineering Company Limited and Heilongjiang Tianlong Pharmaceutical, Inc., the Company manufactures and distributes over-the- counter pharmaceutical products as its primary revenue source. For more information, visit http://www.skyonemedical.com.

Safe Harbor Statement

Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

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